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                                  May 10, 1995



Mr. John D.R. Wright, III
264 Fox Hollow Drive
Vincennes, IN 47591

Dear John:

     This letter confirms our mutual agreement that, effective April 1, 1995, your "base salary" from the Castle Energy group of companies will be reduced by 15 percent from its present level. The reduction will remain in effect until the first to occur of (in each case, a "Restoration Event") (i) the day prior to the date of closing of any sale or other disposition (whether by stock, partnership interest or asset transfer, merger or otherwise) of the Indian Refinery in Lawrenceville, Illinois, (ii) the day prior to the date any "WARN Act" notice is issued with respect to the Indian Refinery, (iii) the date of commencement of any general "shut down" or operation discontinuance with respect the Indian Refinery, (iv) the day prior to the date any bankruptcy event occurs with respect to the Indian Refinery or Indian Refining Limited Partnership, (v) the day of any breach of your employment contract by Castle Energy Corporation or any of its subsidiaries, or (vi) December 31, 1995. Prior to the occurrence of a Restoration Event, your base salary (as so reduced) will be increased by any applicable percentage cost of living adjustment to which you become entitled by reason of any employment contract obligation. Upon the occurrence of a subject triggering Restoration Event, your base salary will again be placed at its current level (increased by any cost of living adjustments to which you become entitled by reason of any employment contract obligation).

     Further, upon the first occurrence of a Restoration Event (unless the subject Restoration Event is a sale or disposition of the Indian Refinery to CORE Refining Corp. ("CORE") and CORE enters into an employment agreement with you within 30 days of the subject Restoration Event), the aggregate amount of the reduction in your base salary pursuant to this letter agreement during the period prior to the subject Restoration Event will be reimbursed to you in a lump sum payment (net of applicable tax and other withholding) within 20 days after the subject triggering Restoration Event. Castle Energy Corporation hereby guarantees the full and prompt payment of the lump sum amount set forth in the immediately preceding sentence and all other amounts due under your employment agreement.


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     Except as expressly set forth in this letter, any employment rights
(whether contractual or otherwise) which you may currently have remain unmodified and in full force and effect.


                                                CASTLE ENERGY
                                                 CORPORATION


                                                By /s/ Joseph L. Castle, II
                                                   ----------------------------
                                                      Its Chairman
                                                      and CEO


Accepted and agreed as of
the date first set forth above.


/s/ John D.R. Wright, III
------------------------------
    John D.R. Wright, III